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                                                                    EXHIBIT 3.1

             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                          HEALTHEON CORPORATION

                   (Pursuant to Sections 242 and 245 of the
               General Corporation Law of the State of Delaware)

     Healtheon Corporation, a corporation organized and existing under the General Corporation law of the State of Delaware (the "General Corporation Law")

     DOES HEREBY CERTIFY:

     FIRST: That this corporation was originally incorporated on December 26, 1995 under the name Healthscape Corporation, pursuant to the General Corporation Law. The corporation changed its name to "Healtheon Corporation" on June 17, 1996.

     SECOND: The Amended and Restated Certificate of Incorporation (the "Amended Certificate") of Healtheon Corporation, in the form set forth below, has been duly adopted in accordance with the provisions of Sections 288, 242, and 245 of the General Corporation Law by the directors and the stockholders of the corporation.

     THIRD: The Amended Certificate, as so adopted, reads in full as set forth below:

                                     ARTICLE I

     The name of this corporation is Healtheon Corporation.

                                     ARTICLE II

     The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at such address is The Corporation Trust Company.

                                    ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                     ARTICLE IV

     This corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is one hundred fifty-eight million two hundred eighty-five thousand seven (158,285,007) with a par value of $0.0001 per share. The number of shares of Preferred Stock


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authorized to be issued is eight million two hundred eighty-five thousand seven
(8,285,007), all of which are designated "Series A Preferred Stock." The number of shares of Common Stock authorized to be issued is one hundred fifty million (150,000,000).

     The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of shares of capital stock or the holders thereof are as set forth below.

     1.   DIVIDEND PROVISIONS

          (a) The holders of the Preferred Stock shall be entitled to receive dividends, out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.405 per share per annum, with respect to the Series A Preferred Stock (as adjusted to reflect any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to a series of Preferred Stock), payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative, and no right shall accrue to holders of the Series A Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any year. After payment of such dividend to the holders of the Series A Preferred Stock any additional dividends declared shall be distributed pro rata among the holders of the Common Stock and the Preferred Stock on an as-converted to Common Stock basis.

          (b) Notwithstanding paragraph (a) of Section 1 hereof, the corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the corporation (i) issued to or held by employees, directors or consultants of the corporation or its subsidiaries upon termination of their employment or services, provided the repurchase price does not exceed the original purchase price for such shares (appropriately adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like) or (ii) issued to or held by any person subject to the corporation's right of first refusal to purchase such shares provided that the purchase is pursuant to the exercise of such right of first refusal and is approved by a majority of the disinterested members of the corporation's Board of Directors, in any case whether or not dividends on the Preferred Stock shall have been declared and paid or funds set aside therefor.

     2.   LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (A) $6.00 for each outstanding share of Series A Preferred Stock (as adjusted to reflect any recapitalizations, stock combinations, stock dividends, stock splits and the like), and (B) an amount equal to declared but unpaid dividends on the Series A Preferred Stock. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts,


                                       2

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then, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

          (b) After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as provided in Section 2(a), the remaining assets and funds of the corporation available for distribution to stockholders shall be distributed ratably among the holders of Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them or issuable to them upon conversion of their shares of Preferred Stock.

          (c) A consolidation or merger of this corporation, with or into any other corporation, or a sale, conveyance or disposition of all or substantially all of the assets of this corporation, or the effectuation by this corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up of the corporation.

     3. CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) RIGHT TO CONVERT. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as hereinafter defined) at the time in effect for a share of such series of Preferred Stock. The Original Issue Price per share of Series A Preferred Stock is $6.00. The Conversion Price per share of Series A Preferred Stock initially shall be $6.00. The Conversion Price of each series of Preferred Stock (the "Conversion Price") shall be subject to adjustment from time to time as provided below.

          (b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect immediately upon the earlier of (A) the consummation of this corporation's sale of its Common Stock in a firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), the aggregate proceeds of which are not less than $10,000,000 at a public offering price of not less than $10.00 per share (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) or (B) the date upon which this corporation obtains the consent of the holders of a majority of the then outstanding shares of Preferred Stock.

          (c) MECHANICS OF CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to paragraph (b) of Section 3 hereof,


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the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any declared and unpaid dividends payable pursuant to paragraph (a) of Section 3 hereof, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or, in the case of automatic conversion, immediately prior to the occurrence of the event leading to such automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering; in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) SPECIAL DEFINITIONS. For purposes of this Section 3(d), the following definitions shall apply:

                    (1) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (2) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                    (3) "Additional Shares of Common" shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                         (A)  upon conversion of shares of the Preferred Stock;


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                         (B)  to officers, directors or employees of, or
consultants to, the corporation pursuant to a stock grant, stock option, restricted stock purchase agreement, stock appreciation right, option plan, purchase plan or other employee stock incentive program or agreement approved by the Board;

                         (C)  as a dividend or distribution on Preferred Stock;
or

                         (D)  upon exercise or conversion of options or warrants
to purchase shares of Common Stock or Preferred Stock issued in connection with equipment lease financing transactions or bank financing transactions approved by the Board of Directors, where the issuance of such options or warrants is not principally for the purpose of raising additional equity capital for the corporation.

                         (E)  in a transaction described in Section 3(d)(vi).


                    (4) "ORIGINAL ISSUE DATE" with respect to each series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was first issued.

               (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) for an Additional Share of Common issued or deemed to be issued by the corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

               (iii)DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON. In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                    (1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;


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                    (2)  if such Options or Convertible Securities by their
terms provide, with the passage of time or otherwise, for any increase or decrease the consideration payable to the corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                    (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                         (A)  in the case of Convertible Securities or Options
for Common Stock, the only additional shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange; and

                         (B)  in the case of Options for Convertible Securities,
only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (4) no readjustment pursuant to clauses (2) and (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date or
(2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and

                    (5) in the case of any Option or Convertible Security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable.


                                       6

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               (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL
SHARES OF COMMON. In the event this corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event such Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; provided that, for the purposes of this Section 3(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding Preferred Stock, all outstanding Options and all outstanding Convertible Securities shall be deemed to be outstanding, and, immediately after any Additional Shares of Common are deemed issued pursuant to
Section 3(d)(iii), such Additional Shares of Common shall be deemed to be outstanding.

               (v)  DETERMINATION OF CONSIDERATION.  For purposes of this
Section 3(d), the consideration received by the corporation for the issue of any Additional Shares of Common shall be computed as follows:

                    (1)  CASH AND PROPERTY:  Such consideration shall:

                         (A)  insofar as it consists of cash, be computed at the
aggregate amount of cash received by the corporation;

                         (B)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in the good faith by the Board of Directors ; and

                         (C)  in the event Additional Shares of Common are
issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                    (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the corporation for Additional Shares of Common deemed to have been issued pursuant to Section 3(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                         (A)  the total amount, if any, received or receivable
by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or


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exchange of such Convertible Securities, or in the case of Options for
Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                         (B)  the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (vi) OTHER ADJUSTMENTS TO CONVERSION PRICE. The Conversion Prices shall be subject to adjustments from time to time as follows:

                    (1) ADJUSTMENTS FOR SUBDIVISIONS OR COMBINATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (2) ADJUSTMENTS FOR STOCK DIVIDENDS AND OTHER DISTRIBUTIONS. In the event the corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the corporation not made on a pro rata basis) payable in property or in securities of the corporation other than shares of Common Stock, and other than as otherwise adjusted for in this
Section 3 or as provided in Section 1 in connection with a dividend, then and in each such event the holders of Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

                    (3) ADJUSTMENTS FOR REORGANIZATIONS, RECLASSIFICATIONS OR SIMILAR EVENTS. Except as provided in Section 2 upon any liquidation, dissolution or winding up of the corporation, if the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the corporation deliverable upon conversion of such shares of Preferred Stock shall have been entitled upon such reorganization, reclassification or other event.

               (vii)MISCELLANEOUS.

                    (1) All calculations under this Section 3(d) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.


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                    (2)  No adjustment in the Conversion Prices need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

          (e) NO IMPAIRMENT. This corporation will not, by amendment of this Amended Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (f)  NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

               (i) No fractional shares shall be issued upon conversion of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Prices pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's Preferred Stock.

          (g) NOTICES OF RECORD DATE. In the event that this corporation shall propose at any time:

               (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;


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

               (iii)to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

               (iv) to merge with or into any other corporation (other than a merger in which the holders of the outstanding voting equity securities of the corporation immediately prior to such merger hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such merger), or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this corporation shall send to the holders of the Preferred Stock:

                    (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (i) and (ii) above; and

                    (2)  in the case of the matters referred to in (iii) and
(iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          (h) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (i) NOTICES. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if delivered by confirmed facsimile or electronic transmission (with duplicate original sent by United States mail) or three business days after such notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

     4. VOTING RIGHTS. Except as otherwise required by law, each holder of Common Stock shall have one vote for each share of Common Stock so held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the share of Preferred Stock could then be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or

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

as otherwise set forth herein, all shares of all series of Preferred Stock and all shares of Common Stock shall vote together as a single class. Fractional votes by holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

     5. PROTECTIVE PROVISIONS. So long as any shares of Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class, on an as-converted basis:

          ( ) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of this corporation is disposed of;

          (a) create any new class or series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Preferred Stock with respect to voting, dividends or upon liquidation;

          (b) amend or repeal any provision of, or add any provision to, this corporation's Amended Certificate if such action would change adversely the preferences rights, privileges or powers of, or restrictions provided for the benefit of, the Preferred Stock.

     6. STATUS OF CONVERTED STOCK. In the event any shares of Preferred Stock shall be converted into Common Stock pursuant to Section 3 hereof, the shares of Preferred Stock so converted shall be canceled and shall not be issuable by this corporation. This Amended Certificate shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

                                      ARTICLE V

     To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach fiduciary duty as a director.

     The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

     Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Amended Certificate inconsistent with this Article V, shall eliminate or reduce the effect of this Article V, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that,


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

but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                      ARTICLE VI

     This corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended Certificate, in the manner now or hereafter prescribed by statute or this Amended Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                     ARTICLE VII

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

                                     ARTICLE VIII

     The number of directors which constitute the whole Board of Directors of the corporation shall be as specified in the Bylaws of the corporation.

                                      ARTICLE IX

     Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                      ARTICLE X

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

                                      ARTICLE XI

     This corporation is to have perpetual existence.

                                        * * *

     FOURTH: That said amendments were duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.


     I hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this certificate is my act and deed.


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

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the President of this corporation this ____ day of October 1998.


                                   Healtheon Corporation



                                   By:  /s/ W. Michael Long
                                        -------------------------------
                                        W. Michael Long
                                        Chief Executive Officer

Attest:

By: /s/ Jack Dennison
    -------------------------------
        Jack Dennison
        Assistant Secretary


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